Exhibit 2.1

PLAN OF MERGER

of

POKERTEK, LLC

a North Carolina limited liability company,

with and into

NATIONAL CARD CLUB CORPORATION,

a North Carolina corporation

July 27, 2004

A.	Entities Participating in Merger; Entitlement to Vote.

1. Parties to the Merger. At the Effective Time (as defined below), PokerTek, LLC, a North Carolina limited liability company (the “Merging Entity”), will merge with and into National Card Club Corporation, a North Carolina corporation (the “Surviving Entity”), pursuant to Section 55-11 of the North Carolina Business Corporation Act and Section 57C-9A of the North Carolina Limited Liability Company Act.

2. Shares of Surviving Entity Entitled to Vote. There are Four Million Seven Hundred Twenty Five Thousand (4,725,000) shares of common stock, no par value per share, of the Surviving Entity outstanding, each entitling its holder to one vote regarding the effectiveness of the Merger. There are no other shares of capital stock of the Surviving Entity outstanding.

3. Units of Merging Entity Entitled to Vote. There are One Million Twenty Thousand (1,020,000) Units of the Merging Entity outstanding, each entitling its holder to one vote regarding the effectiveness of the Merger. There are no other units of membership interests of the Merging Entity outstanding.

B.	Name of Surviving Entity.

After the merger contemplated by this Plan of Merger (the “Plan of Merger”), the Surviving Entity will have the name “PokerTek, Inc.”

C.	Merger; Effective Time.

The merger of the Merging Entity into the Surviving Entity (the “Merger”) will be effected pursuant to the terms and conditions of this Plan of Merger. Upon the Merger becoming effective, the existence of the Merging Entity will cease, and the corporate existence of the Surviving Entity will continue. The Amended and Restated Articles of Incorporation of National Card

Club Corporation, a North Carolina corporation, shall be the Articles of Incorporation of the Surviving Entity. The Merger shall become effective at such time (the “Effective Time”) set forth in the Articles of Merger to be filed with the Secretary of State of North Carolina (the “Articles of Merger”).

D.	Conversion and Exchange of Units for Shares.

At the Effective Time, the outstanding shares of the entities participating in the Merger will be converted and exchanged in the following manner and on the following basis:

1. Surviving Entity. The outstanding shares of the Surviving Entity will not be converted, exchanged or altered in any manner as a result of the merger and will remain outstanding as interests of the surviving entity.

2. Merging Entity. Upon the Effective Time, each Unit of the Merging Entity issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by either the Merging Entity or the Surviving Entity, the holder of such shares or any other person, be converted into and exchanged for Six (6) fully paid and nonassessable share of common stock, no par value, of the Surviving Entity; provided, however, that each of the 820,000 Units of the Merging Entity issued to the Surviving Entity shall, at the Effective Time, be automatically cancelled without any further act on the part of the Merging Entity or the Surviving Entity.

3. Share Certificates. Each holder of Units of Merging Entity shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of the Surviving Entity’s capital stock into which the surrendered Units were converted as herein provided.

E.	Amendments to Articles of Incorporation.

The Articles of Incorporation of the Surviving Entity shall be amended hereby as follows:

That Article 1 of the Amended and Restated Articles of Incorporation of the Surviving Entity be deleted in its entirety and the following new Article 1 be inserted in lieu thereof:

“1. The name of the corporation is PokerTek, Inc.”

F.	Effective Time and Filing of Articles of Merger and Certificate of Merger.

The merger of the Merging Entity with and into the Surviving Entity will become effective at the Effective Time. As soon as practicable after the date hereof, the Surviving Entity shall deliver for filing the Articles of Merger setting forth this Plan of Merger to the Secretary of State of North Carolina.

This Plan of Merger is executed as of the date first set forth above and may be executed in one or more counterparts, which together shall constitute but one and the same instrument.

SURVIVING ENTITY:

National Card Club Corporation
a North Carolina corporation

By:	/s/ Gehrig White
Name:	Gehrig White
Title:	President

MERGING ENTITY:

PokerTek, LLC,
a North Carolina limited liability company

By:	National Card Club Corporation, its Manager

	By:	/s/ Gehrig White
	Name:	Gehrig White
	Title:	President